UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant    [X]
Filed by a Party other than the Registrant    [_]

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[_] [_] [X] [_]	Preliminary Proxy Statement Definitive Proxy Statement Definitive Additional Materials Soliciting Material Under Rule 14a-12	[_]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

ADVANTAGE ADVISERS MULTI-SECTOR FUND I
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[_]	Fee paid previously with preliminary materials:

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ADVANTAGE ADVISERS MULTI-SECTOR FUND I
200 Park Avenue, 24th Floor
New York, NY  10166

We recently sent you proxy materials regarding a Special Meeting of Shareholders of Advantage Advisers Multi-Sector Fund I (the “Trust”) scheduled to be held at 10:00 a.m., New York time, on December 4, 2009 at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.   Our records indicate that we have not received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting. By voting now you will help the Trust save on the cost of additional mailings and calls to shareholders.

Please Vote Today!

You may think your vote is not important, but your participation is critical to hold the meeting, so please vote immediately. We urge you to vote your proxy now. You and all other Trust shareholders will benefit from your cooperation.

 The Trust’s Board of Trustees has recommend a vote “FOR” the Trust’s proposed Plan of Liquidation and Dissolution, as detailed in the proxy statement that was mailed to you. Additional copies of the proxy statement are available by calling the toll free number shown below.

1-888-605-1956

Your vote is urgently needed! Please vote now to be sure your vote is received in time for the Trust’s December 4, 2009 Special Meeting of Shareholders.	The Trust has made it very easy for you to vote. Choose one of the following methods:

	●	Speak to a live proxy specialist by calling the number above. We can answer your questions and record your vote. (Open: M-F 8am – 10pm, Sat 11am – 5pm ET)

	●	Log on to the website noted on your proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.

	●	Call the phone number on the proxy card and enter the control number printed on the card and follow the touchtone prompts.

	●	Mail in your signed proxy card in the envelope provided.
Voting takes only a few minutes. Thank you for your participation in this important matter.